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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2003

IDEC PHARMACEUTICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19311 (Commission File Number)	33-0112644 (IRS Employer Identification No.)
3030 Callan Road, San Diego, CA (Address of principal executive offices)		92121 (Zip Code)

Registrant's telephone number, including area code: (858) 431-8500

N/A
(Former name or former address, if changed since last report)

Item 5.    Other Events

        On Friday, June 20, 2003, IDEC Pharmaceuticals Corporation ("IDEC") and Genentech, Inc. ("Genentech") announced that they had entered into an amended and restated collaboration agreement dated as of June 19, 2003 (the "Collaboration Agreement") to develop one or more new humanized anti-CD20 antibodies targeting B-cell disorders for a broad range of indications.

        The Collaboration Agreement provides for the coordination of commercial efforts related to Rituxan and development efforts related to new products. Under the agreement, the parties have agreed to collaborate diligently to develop certain new product candidates. The parties will share in the development expenses of any new products developed under the agreement and each will contribute specified personnel to the development efforts. In addition, the parties have agreed to employ certain marketing and sales efforts with respect to sales of products in the United States.

        Under the agreement, IDEC will receive certain royalty payments on products sold outside the United States and Canada and both parties will share operating profits or losses on sales of products within the United States. The royalty period with respect to each product to be sold outside the United States is 11 years from the first commercial sale of such product. Rituxan achieved net sales of $638 million in the United States for the first half of 2003 (of which IDEC recorded $192 million as its share of copromotion profits) and $1.08 billion in the United States for the year ended December 31, 2002 (of which IDEC recorded $324 million as its share of copromotion profits).

        The Collaboration Agreement provides a mechanism by which either party may purchase or sell its rights in the copromotion territory from or to the other party. Upon the occurrence of specified events that constitute a change of control of IDEC, Genentech may elect to present an offer to IDEC to purchase IDEC's copromotion rights. IDEC must then accept Genentech's offer or purchase Genentech's copromotion rights for an amount scaled (using the profit sharing ratio between the parties) to Genentech's offer.

        The agreement also (i) contains representations, warranties and covenants by each of the parties, (ii) contains confidentiality and indemnity obligations of the parties, (iii) provides for a joint management committee between the parties to oversee the activities of the parties under the agreement, (iv) provides for certain development and commercialization obligations of the parties and (v) addresses manufacturing and supply matters pertaining to the products that are the subject of the agreement.

        The obligations of the parties under the agreement terminate at various times. In general, (i) with respect to products as to which Genentech is obligated to pay a royalty, the obligations of the parties terminate at such time as the royalty obligations for such products terminate and (ii) with respect to products that are copromoted, the obligations of the parties terminate at such time as the parties are no longer entitled to receive a share of operating profits and losses under the agreement. Following expiration of the agreement, but not an earlier termination, all licenses granted by a party under the agreement to the other party will become fully paid and irrevocable.

        The Collaboration Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Explanatory Note

        This Form 8-K/A is being filed solely for the purpose of re-filing the redacted Collaboration Agreement and does not reflect any events occurring after the date of filing of the original Form 8-K or otherwise modify or update any of the information contained therein.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(a)
Not applicable

(b)
Not applicable

(c)
Exhibits

*
Exhibit 99.1 Amended and Restated Collaboration Agreement dated June 19, 2003

Exhibit 99.2 Press Release dated June 20, 2003 (previously filed)

*
Confidential Treatment has been granted with respect to portions of this Exhibit.

SIGNATURE

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2003

IDEC PHARMACEUTICALS CORPORATION
By:	/s/ John M. Dunn
Name:	John M. Dunn
Title:	Senior Vice President and General Counsel

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  Item 5. Other Events
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURE